EXHIBIT 99.1

Press Release For Immediate Release	Source: Stellar Pharmaceuticals Inc. & Tribute Pharmaceuticals

MILTON, ON, January 3, 2011 – Stellar Pharmaceuticals Inc. ("Stellar") (OTCQB:SLXCF; OTCBB:SLXCF; PINK SHEETS: SLXCF), a Canadian public company) announced today that the Company intends host a conference call at 4:00 p.m. Eastern Time on Tuesday, January 3, 2012 to discuss the details of the MycoVa™ agreement entered into with Apricus Biosciences, Inc. on December 30, 2011 as noted in the press release dated today’s date. The dial-in number to access the call is US/Canada 866-226-1792, International 416-340-2216.

A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion and will remain available through 12:00 midnight Eastern Time on January 10, 2012. The replay may be accessed by dialing 800-408-3053 and entering Pass code 5157460. From international locations, the replay may be accessed by dialing 905-694-9451. To access the webcast, go to Stellar Web site at http://stellarpharma.com. A replay of the webcast will also be available.

About Stellar Pharmaceuticals Inc.
Stellar Pharma and its subsidiary, Tribute Pharmaceuticals, is an emerging Canadian specialty pharmaceutical company focused on the acquisition, licensing, development and management of pharmaceutical and healthcare products with its primary focus on the Canadian market.  Stellar Pharma currently competes in the dermatology market in Canada with its promotion of Soriatane®* (acitretin).

Stellar also markets Bezalip®* SR (bezafibrate) NeoVisc® (1.0% sodium hyaluronate solution) and Uracyst® (sodium chondroitin sulfate solution 2%) in the Canadian market place and is awaiting regulatory approval for Cambia®** (diclofenac potassium for oral solution) in Canada.  Additionally, NeoVisc and Uracyst are commercially available in 58 countries and are sold globally through various international partnerships.  Stellar is currently in negotiations to license both NeoVisc and Uracyst in the US and other international markets.

For further information on Stellar Pharma, visit http://www.stellarpharma.com and for information on its subsidiary please visit http://www.tributepharma.com.

*Soriatane and Bezalip are registered trademarks and under license from Actavis Group PTC ehf
**Cambia is a registered trademark and under license from Nautilus Neurosciences, Inc.

Contacts:

Stellar Pharmaceuticals Inc.
Scott Langille CFO 519-434-1540 scott.langille@stellarpharma.com	or	Arnold Tenney Chairman 705-445-9505